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                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                  --------------------------
                                                    WASHINGTON, D.C. 20549

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person(*)                           |     quiring Statement   |     NOMOS Corporation          NMOS
 Wells        William          W.      |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |     June 26, 2002       |    Person(s) to Issuer           |    Original (Month/Day/Year)
 c/o NOMOS Corporation                 |-------------------------|    (Check all applicable)        |        N/A
 2591 Wexford-Bayne Road               |  3. IRS or Social       | ___ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | _X_ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    (Check applicable line)
                                       |     Person (Voluntary)  |      below              below)   | _X_ Form Filed by One
                                       |                         | Exec. VP, Sales, Marketing       |     Reporting Person
 Sewickley         PA           15143  |                         |   and Business Development       | ___ Form Filed by More than
                                       |                         |      ------------------------    |     One Reporting Person
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(City)          (State)         (Zip)

                                          TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 4)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, $.0001 par              |            0                    |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
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                                                                                                                              (Over)

FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                      Currently|6/6/11 |  Common Stock           |135,363 |  $ .99    |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       12/15/02|6/6/11 |  Common Stock           | 67,683 |  $ .99    |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       10/15/02|10/15/11  Common Stock           | 16,920 |  $3.94    |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       10/15/03|10/15/11  Common Stock           | 16,920 |  $3.94    |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Options                       10/15/04|10/15/11  Common Stock           | 16,921 |  $3.94    |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
Explanation of Responses:

                                                                          /s/ William W. Wells                      June 24, 2002
                                                                      ------------------------------------        -----------------
                                                                        Signature of Reporting Person(**)                Date

(*)  If the form is filed by more than one reporting person, see Instruction 5(b)(v)

(**) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

